Flexsteel Announces Change to Board of Directors

DUBUQUE, Iowa – May 21, 2025 – Flexsteel Industries, Inc. (NASDAQ:FLXS) (“Flexsteel” or the “Company”), one of the largest manufacturers, importers and marketers of residential furniture products in the United States, today announced the appointment of Terence P. Calloway as an independent director of the Company effective May 21, 2025.

Mr. Calloway is a global executive who is known to create competitive advantages that leverage technology and modern manufacturing processes to drive value creation, propel product innovation, and enhance profitability of globally recognized brands. He has served in multiple public companies including Energizer, Colgate-Palmolive, and Procter & Gamble.

“We are excited to have Terence join our Board of Directors. He brings considerable product innovation, supply chain, organizational leadership, and strategic planning experience, and his guidance will be invaluable as we execute our plan to better serve our customers, generate profitable growth, and improve shareholder returns,” said Flexsteel Chairman Thomas M. Levine. “Terence’s experience driving product innovation and supply chain excellence gives us confidence that he will be a great addition to our Board.”

Flexsteel CEO Derek Schmidt added, “We are fortunate to have Terence join the Flexsteel Board of Directors. He has a distinct set of skills and experiences that will help us continue executing the Company’s growth strategy. Terence has deep consumer product innovation experience and has strategically utilized supply chains to achieve a competitive advantage. His background and experience complement the strength and expertise of our board members, and I am looking forward to his guidance and working with him closely.”

Professional Background of Terence P. Calloway

Terence P. Calloway served as Executive Vice President, Global Product Supply, with Energizer Holdings, Inc, one of the largest and most recognized manufacturers of batteries in the marketplace. Mr. Calloway joined Energizer in 2015 and led a global team of over 4,100 employees within the manufacturing, engineering, quality, research and development, procurement, supply chain, and real estate functions prior to his retirement in April, 2025. Prior to Energizer, Mr. Calloway served as Director, Global Design and Package Development for Colgate-Palmolive Company, where he oversaw the global design and packaging program for the $35 billion home care category from 2014-2015.

Prior to Colgate-Palmolive, Mr. Calloway served as Leader, Research and Development/Director, R&D and Glad Joint Venture for The Procter & Gamble Company, a manufacturer of products that sells consumer home and personal care packaged goods under globally-recognized household brands including Head & Shoulders, Pantene, Olay, Oral-B, Gillette, Crest, Vicks, Tide, Cascade, Febreze, Pampers, Charmin, and Swiffer. Mr. Calloway joined The Procter & Gamble Company in 1987 and held multiple positions with increasing levels of responsibility within the research and development function.

About Flexsteel

Flexsteel Industries, Inc., and Subsidiaries (the “Company”) is one of the largest manufacturers, importers, and marketers of residential furniture products in the United States. Product offerings include a wide variety of furniture such as sofas, loveseats, chairs, reclining rocking chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs, kitchen storage, bedroom furniture, and outdoor furniture. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which the name “Flexsteel” is derived. The Company distributes its products throughout the United States through its e-commerce channel and direct sales force.

For more information, visit our website at http://www.flexsteel.com.

INVESTOR CONTACT:

Michael Ressler, Flexsteel Industries, Inc.

563.585.8116

investors@flexsteel.com